EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, par value $0.001 per share, of GameStop Corp. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  August 28, 2020

RC VENTURES LLC

By:	/s/ Ryan Cohen
Ryan Cohen, as Manager

/s/ Ryan Cohen
RYAN COHEN